Exhibit 99.1
FOR IMMEDIATE RELEASE
OCTOBER 1, 2009

Contact:	Jill McMillan, Manager, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com
CROSSTEX COMPLETES SALE OF NATURAL GAS TREATING BUSINESS FOR $266 MILLION
Company Satisfies Debt Reduction Target; Reduces Outstanding Debt by More Than $500 Million
DALLAS, October 1, 2009 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation), announced today the completion of the sale of the Partnership’s natural gas treating business to Houston-based Kinder Morgan Energy Partners, L.P. (NYSE: KMP), one of the largest pipeline transportation and energy storage companies in North America. The purchase price was approximately $266 million, including working capital and closing adjustments. Crosstex will use the net proceeds from the transaction to pay down approximately $259 million of the Partnership’s outstanding debt. This debt repayment, in addition to repayments made with proceeds from previous asset sales, fully satisfies the targeted debt reduction established in the Partnership’s amendments to its debt facilities entered into in the spring of this year.
“The completion of this sale is another important step forward in the execution of our strategic plan. Asset sales have enabled us to reduce debt by more than $500 million, improving our leverage position and liquidity. We are focused on enhancing profitability by increasing margins, reducing costs and achieving operating efficiencies throughout our core assets in the Barnett and Haynesville shales and our natural gas liquids business. We have made substantial progress, which is reflected in our solid results and improved guidance for 2009,” said Barry E. Davis, Crosstex President and Chief Executive Officer.
“We will continue to explore additional means to increase financial flexibility and enhance our bottom line, with a goal of restoring distributions and dividends to our unitholders and shareholders,” Davis added.
Goldman, Sachs & Co. served as the exclusive financial advisor to Crosstex in connection with the transaction.
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Crosstex Completes Sale of Natural Gas Treating Business for $266 Million

About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, 10 processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet per day of natural gas, or approximately six percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 33 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s future liquidity, leverage, business and results of operations and to the payment of dividends and distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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